Exhibit 99.1

News Release
Contact:
Colin Severn
Investor Relations
(949) 833-3600

William Lyon Homes Announces

Commencement of Cash Tender Offer and Consent Solicitation

NEWPORT BEACH, October 25, 2012 – William Lyon Homes, Inc. (the “Company”) today announced that it has commenced a cash tender offer and consent solicitation (the “Tender Offer”) for any and all of its outstanding 12% Senior Subordinated Secured Notes due 2017 (CUSIP / ISIN Nos. 552075AFO / US55275AF03) (the “Notes”). As of the date of this press release, there is approximately $75.9 million in aggregate principal amount of the Notes outstanding.

The Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on November 23, 2012, unless extended or earlier terminated by the Company (the “Expiration Date”). Tendered Notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on November 7, 2012, unless extended or earlier terminated by the Company (the “Withdrawal Time”). Other than as required by applicable law, tendered Notes may not be withdrawn after the Withdrawal Time. Holders tendering their Notes will be required to consent to certain proposed amendments to the indenture governing the Notes and to the release of liens on collateral securing the Notes.

Holders who validly tender (and do not validly withdraw) their Notes on or prior to 5:00 p.m., New York City time, on November 7, 2012, unless extended or earlier terminated by the Company (the “Consent Date”), will receive total consideration of $1,005.00 per $1,000 principal amount of Notes, which includes a cash consent payment of $30.00 per $1,000 principal amount of Notes tendered (the “Consent Payment”). Holders who validly tender their Notes after the Consent Date but prior to the Expiration Date will not be eligible to receive the Consent Payment, but will receive tender consideration of $975.00 per $1,000 principal amount of Notes tendered. Holders who validly tender (and do not validly withdraw) their Notes also will be paid accrued and unpaid interest up to, but not including, the date of payment for the Notes (if such Notes are accepted for purchase).

The Company’s obligation to accept for purchase, and to pay for, Notes and consents validly tendered and not validly withdrawn pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of certain conditions (the “Conditions”) including: (i) 66 2/3% in aggregate outstanding principal amount of the Notes having been validly tendered (and not revoked) and consents with respect thereto shall have been validly delivered (and not withdrawn) pursuant to the Tender Offer, and (ii) the Company shall have obtained gross proceeds from a new notes issuance of not less than $300,000,000, on terms and conditions satisfactory to the Company. The terms of the Tender Offer are described in the Company’s Offer to Purchase and Consent Solicitation Statement dated October 25, 2012 (the “Offer to Purchase”).

The initial settlement is expected to occur promptly following the Consent Date and satisfaction of the Conditions, on or around November 8, 2012. The final settlement will be promptly after the Expiration Date, and is expected to be on November 26, 2012, the next business day following the Expiration Time.

The Company has engaged Credit Suisse Securities (USA) LLC to act as dealer manager and solicitation agent in connection with the Tender Offer. Questions regarding the Tender Offer may be directed to Credit Suisse Securities (USA) LLC, at (212) 538-7249 (collect), (800) 820-1653 (US toll-free). Requests for documentation may be directed to D.F. King & Co., Inc., at (800) 967-4604 (US toll-free) or (212) 269-5550 (collect).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Tender Offer is being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement, which sets forth the complete terms of the Tender Offer.

ABOUT WILLIAM LYON HOMES

William Lyon Homes and subsidiaries are primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada. Since the founding of the Company’s predecessor in 1956, the Company has sold over 74,000 homes. For more information, visit the William Lyon Homes’ website at www.lyonhomes.com.

FORWARD-LOOKING STATEMENTS

Statements contained in this news release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the proposed transactions described above will be consummated on the terms currently contemplated, if at all. Actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to the Company’s Registration Statement on Form S-1 filed with the SEC on August 10, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.